Exhibit 10.36

RESIGNATION AGREEMENT

This Resignation Agreement (“Resignation Agreement”) is made between Timothy M. Mayleben (“Executive”) and Aastrom Biosciences, Inc. (“Aastrom” or the “Company,” together with Executive, the “Parties”).

WHEREAS, Executive is resigning from his employment with the Company effective, December 14, 2012 (the “Resignation Date”);

WHEREAS, this Resignation Agreement fully supersedes any prior agreements and understandings related to Executive’s employment at Aastrom, including, without limitation, the Executive Employment Agreement dated October 23, 2009 (the “Employment Agreement”), provided, Section 7 of the Employment Agreement, including each of its subparts (the “Preserved Provisions”), shall remain in full force and effect;

WHEREAS, in exchange for, among other things, Executive entering into, not revoking and complying with this Resignation Agreement, the Company shall provide Executive with the benefits as described below; and

WHEREAS, the payments set forth in this Resignation Agreement are the exclusive payments, benefits and rights to Executive in connection with the ending of Executive’s employment, and by entering into this Resignation Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits, equity rights or any other form of compensation or payment including without limitation pursuant to the Employment Agreement or any other agreement, severance plan, program, policy or arrangement, except as otherwise specifically set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                Resignation from Employment, Officer Positions of the Company and its Subsidiaries and Affiliates.  As of the Resignation Date, Executive hereby resigns from his employment with the Company and as an officer of the Company as well as from any other officer positions he holds with any of the Company’s subsidiaries or entities affiliated with the Company.  Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations.  Executive acknowledges and agrees that he is not entitled to any severance pay or benefits in connection with such resignation, including pursuant to the Employment Agreement.

2.                                Board Service.  Subject to the Company’s bylaws, the Executive shall continue to serve as a member of the Company’s Board of Directors for the duration of Executive’s current term, to expire at the Company’s 2013 Annual Meeting of Shareholders unless the Board of Directors chooses to renominate Executive for another term.

3.                                Final Pay; Expense Reimbursement.  On the Company’s next regular payroll date following the Resignation Date, the Company shall pay Executive his accrued but unpaid base salary based on Executive’s employment through the Resignation Date (at the rate of $425,000 per year, prorated based on the Resignation Date).  Executive acknowledges and agrees that he is not entitled to any other salary, bonus or in connection with his services to the Company nor is he entitled to payment for any accrued vacation other than the $32,692.31 for accrued vacation that will be paid by the Company on the next regular payroll date following the Resignation Date.  The Executive shall be entitled to be reimbursed for his reasonable business expenses incurred prior to the Separation Date in connection with his employment and after the Separation Date in connection with his service on the Board of Directors and the Consulting Services (as defined below), subject to the Company’s policies and procedures with respect to expense reimbursement.

4.                                Equity Interests.  Executive holds the equity rights set forth in this Section 4 (the “Interests”) and such Interests constitute all of the ownership or other equity interests of the Company Executive owns, beneficially or of record.  Notwithstanding anything to the contrary in the Notice of Grant of 2004 Stock Option, dated June 20, 2005, granting Executive an option to purchase 12,000 shares of common stock pursuant to the Company’s 2004 Stock Option Plan, Notice of Grant of 2004 Stock Option, dated November 1, 2005, granting Executive an option to purchase 30,000 shares of common stock pursuant to the Company’s 2004 Stock Option Plan, Notice of Grant of 2004 Stock Option, dated November 2, 2006, granting Executive an option to purchase 55,000 shares of common stock pursuant to the Company’s 2004 Equity Incentive Plan, Notice of Grant of 2004 Stock Option, dated November 7, 2007, granting Executive an option to purchase 55,000 shares of common stock pursuant to the Company’s 2004 Stock Option Plan, Notice of Grant of 2004 Stock Option, dated October 17, 2008, granting Executive an option to purchase 55,000 shares of common stock pursuant to the Company’s 2004 Equity Incentive Plan, Notice of Grant of 2004 Stock Option, dated December 8, 2008, granting Executive an option to purchase 150,000 shares of common stock pursuant to the Company’s 2004 Equity Incentive Plan, Incentive Stock Option Award Agreement, dated December 14, 2009, granting Executive an option to purchase 3,000,000 shares of common stock pursuant to the Company’s 2009 Omnibus Incentive Plan, Incentive Stock Option Award Agreement, dated March 11, 2010, granting Executive an option to purchase 234,500 shares of common stock pursuant to the Company’s 2009 Omnibus Incentive Plan, Incentive Stock Option Award Agreement, dated September 22, 2010, granting Executive an option to purchase 395,000 shares of common stock pursuant to the Company’s 2009 Omnibus Incentive Plan, Incentive Stock Option Award Agreement, dated March 21, 2011, granting Executive an option to purchase 699,875 shares of common stock pursuant to the Company’s 2009 Omnibus Incentive Plan, Incentive Stock Option Award Agreement, dated May 3, 2012, granting Executive an option to purchase 520,000 shares of common stock pursuant to the Company’s 2009 Omnibus Incentive Plan, Incentive Stock Option Cancellation and Award Agreement, dated June 25, 2012, cancelling Executive’s right to purchase 481,164 shares of common stock granted on March 21, 2011 and granting Executive an option to purchase 481,164 shares of common stock pursuant to the Company’s 2009 Omnibus Incentive Plan, and Incentive Stock Option Cancellation and Award Agreement, dated August 29, 2012, cancelling Executive’s right to purchase 317,000 shares of common stock granted on September 22, 2010 and granting Executive an option to purchase 283,000 shares of common stock, pursuant to the Aastrom Biosciences, Inc. 2009 Omnibus Incentive Plan (the “Equity Documents”), the Executive’s Interests will be treated as set forth in this Section 4 and Executive shall forfeit any rights to any unissued ownership or other interests in the Company, including to any restricted stock units, other than as set forth herein.

	Shares As Adjusted	Option Price As Adjusted	Vested Balance as of 12/14/2012	Unvested Shares as of 12/14/2012
6/20/2005	1,500	$23.60	1,500	—
11/01/2005	3,750	$17.84	3,750	—
11/02/2006	6,875	$12.24	6,875	—
11/07/2007	6,875	$7.60	6,875	—
10/17/2008	6,875	$2.32	6,875	—
12/08/2008	18,750	$2.96	18,750	—
12/14/2009	375,000	$2.40	281,250	82,032
03/11/2010	234,500	$1.52	161,218	65,954
09/22/2010	78,000	$1.49	78,000	—
03/21/2011	218,711	$2.26	218,711	—
05/03/2012	520,000	$2.49	65,000	422,500
06/25/2012	481,164	$2.26	43,742	393,680
08/29/2012	283,000	$1.67	31,444	220,112

All options that are vested as of December 14, 2012 shall remain vested and shall be exercisable by Executive until May 31, 2013.  Fifty percent (50%) of all options that are unvested shall continue to vest per their terms until the earlier of May 31, 2013 or the date Executive leaves the Board of Directors (the earlier of the foregoing two dates, the “Termination Date”), at which point all vesting shall cease and no additional shares shall vest.  Any special exercise provisions provided for pursuant to the applicable option agreements or the Employment Agreement, including any exercise period extending past May 31, 2013, shall terminate.  All options that are unvested as of the Termination Date shall be cancelled per their terms and be subject to grant pursuant to the Company’s equity incentive plans.

5.                                Consulting Services.  After the Resignation Date, the Executive shall provide consulting services to the Company (the “Consulting Services”) as requested by the Board in writing, including though electronic communications.  Executive shall perform the Consulting Services between the Resignation Date and March 31, 2013, subject to earlier termination by Consultant or termination by the Company for cause, as determined by the Board in its reasonable and good faith discretion (the “Consulting Period”). In exchange for the Consulting Services, the Executive will be eligible to earn the payment(s) set forth on Exhibit A, but only if the respective milestone listed on Exhibit A occurs during the Consulting Period (each a “Milestone Payment”).  If earned, each Milestone Payment will be paid within 10 days of the achievement of the applicable milestone.

6.                                Assignment of Developments.  If at any time or times during Executive’s employment or while performing the Consulting Services, Executive (either alone or with others) makes, conceives, creates, discovers, invents or reduces to practice (or made, conceived, created, discovered, invented or reduced to practice) any Development that (i) relates to the business of the Company or any partner or sponsor of the Company or any of the products or services being developed, manufactured, licensed or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to Executive by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise.  The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, content, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection).  Executive hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) Executive may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.  Executive will cooperate fully with the Company, both during and after Executive’s employment and the Consulting Period, with respect to the procurement, maintenance and enforcement of the Company’s intellectual property rights.  Executive agrees to sign all papers which the Company may deem necessary or desirable in order to protect rights and interests in any Company-related development.  If the Company is unable, after reasonable effort, to secure its signature on any such papers, Executive hereby irrevocably designates and appoints each officer of the Company as its agent and attorney-in-fact to execute any such papers on its behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-related development.

7.                                Releases.  Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Resignation Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees.  This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; any other federal, state or local law or regulation prohibiting employment discrimination defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs.  Executive understands that this general release of Claims extends to any and all Claims related to Executive’s employment by the Company (including without limitation, any claims against the Company in respect of any stock-based awards of any kind or alleged promises or assurances of such awards) and the termination of his employment, and all Claims in his capacity as a Company stockholder arising up to and through the date that Executive enters into this Resignation Agreement.  Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which Executive signs this Resignation Agreement.  Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Resignation Agreement.  This release does not affect Executive’s rights or obligations under this Resignation Agreement, the Preserved Provisions or the Equity Documents nor shall it affect the Executive’s rights to indemnification as an officer and/or director of the Company for Executive’s service prior to the Resignation Date.

The Company voluntarily releases and forever discharges Executive from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown that, as of the date when the Company signs this Resignation Agreement, it has, ever had, now claims to have or ever claimed to have had against Executive arising out of acts or omissions by Executive in connection with Executive’s employment taken in the reasonable good faith belief that such acts or omissions were in the best interest of the Company provided, the Company’s release of Executive shall not apply to any claims based on fraud or material willful misconduct by Executive.

8.                                Return of Property.  Executive commits to returning to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships, provided Executive may retain (i) the laptop issued to him by the Company so long as he promptly returns it to Company so that a mirror image of the hard drive may be taken; (ii) his mobile telephone; and (iii) his desk chair.  After returning all other Company property, Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains Executive’s property after the Resignation Date.

9.                                Executive’s Continuing Obligations and Nondisparagement.  Executive hereby reaffirms his obligations pursuant to the Preserved Provisions, which are incorporated by reference as material terms of this Resignation Agreement.  Executive further agrees not to make any disparaging statements concerning the Company, any of its affiliates, or any of its or their current or former officers, directors, shareholders, employees, agents, products or services.  The Company agrees to instruct its current Board members and senior executives not to make disparaging statements about the Executive provided that nothing in this Section 9 shall affect any person’s obligation to testify truthfully in any legal proceeding or provide truthful information in response to a request from a governmental agency.

10.                         Communications Concerning Executive’s Resignation.  The Board will issue a press release about Executive’s separation from employment with the Company (the “Announcement”) on a date to be determined by the Board (the “Announcement Date”).  On and after the Announcement Date, (i) Executive agrees not to make any statement inconsistent with the Announcement; and (ii) the Company will instruct its current Board members and senior executives not to make statements that are inconsistent with the Announcement provided that nothing in this Section 10 shall affect any person’s obligation to testify truthfully in any legal proceeding or provide truthful information in response to a request from a governmental agency.

11.                         Advice of Counsel.  This Resignation Agreement is a legally binding document and the Company’s and Executive’s signatures will commit each to its terms.  Executive acknowledges that he has been advised to discuss all aspects of this Resignation Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Resignation Agreement and that Executive is voluntarily entering into this Resignation Agreement.

12.                         Time for Consideration; Effective Date.  Executive acknowledges that he has been provided with the opportunity to consider this Resignation Agreement for twenty-one (21) days before signing it.  To accept this Resignation Agreement, Executive must return a signed original of this Resignation Agreement so that it is received by the Company’s Chairman, Board of Directors (the “Chairman”), on or before the expiration of this twenty-one (21) day period.  Executive and the Company agree that any changes or modifications to this Resignation Agreement shall not restart the twenty-one (21) day period.  For a period of seven (7) days from the day of the execution of this Resignation Agreement, Executive shall retain the right to revoke this Resignation Agreement by written notice that must be received by the Chairman before the end of such revocation period.  This Resignation Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Resignation Agreement during the revocation period.

13.                         Enforceability.  Executive acknowledges that, if any portion or provision of this Resignation Agreement, including any part of the Preserved Provisions, shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

14.                         Entire Agreement.  This Resignation Agreement constitutes the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement, provided, the Preserved Provisions and the Equity Documents, as

modified by Section 4 of this Resignation Agreement, shall continue to be in full force and effect.

15.                         Waiver.  No waiver of any provision of this Resignation Agreement, including the Preserved Provisions, which are incorporated by reference into this Resignation Agreement, shall be effective unless made in writing and signed by the waiving party.  The failure of either Party to require the performance of any term or obligation of this Resignation Agreement or the Preserved Provisions, or the waiver by either Party of any breach of this Resignation Agreement, including any part of the Preserved Provisions, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.                         Taxes.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Resignation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Nothing in this Resignation Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive pursuant to this Resignation Agreement.

17.                         Governing Law; Interpretation.  This Resignation Agreement shall be interpreted and enforced under the laws of the State of Michigan without regard to conflict of law principles.  In the event of any dispute, this Resignation Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Resignation Agreement.

18.                         Counterparts.  This Resignation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Resignation Agreement on the date(s) indicated below.

AASTROM BIOSCIENCES INC.

/s/ Robert L. Zerbe, MD	December 12, 2012
Chairman, Board of Directors	Date

I HAVE READ THIS RESIGNATION AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.  I UNDERSTAND THAT THIS RESIGNATION AGREEMENT IS A LEGAL DOCUMENT.

/s/ Tim M. Mayleben	December 12, 2012
Timothy M. Mayleben	Date

Exhibit A

Payment	Milestone
$75,000	Board approval of a strategic license or similar collaboration agreement with a third party on terms acceptable to the Board
$75,000	Closing of an equity financing of the Company from which the Company receives gross proceeds of at least $15,000,000